                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                    Pro Forma                                      Actual
                                         ------------------------------   -------------------------------------------------------
                                         Quarter ended     Year ended
                                         Mar. 31, 2001    Dec. 31, 2000   2001     2000     2000    1999     1998    1997    1996
                                         -------------    -------------   ----     ----     ----    ----     ----    ----    ----
                                                                                ($ in Millions)
Income from contining operations
  before income taxes and accounting
  change:                                  $   173          $   1,079     $ 160    $ 243    $ 975   $  747   $ 309   $ 512   $ 478
                                         ------------      -------------  -----    -----    -----   ------   -----   -----   -----
Plus Fixed Charges:
  Interest on all Indebtedness.                120                470        47       46      175      224     232     257     270
  Amortization of debt expense:                  6                 24         3        3       13       13      14      15      24
  Portion of rental expenses on                 15                 61        10        8       41       32      32      33      25
  operating leases deemed to be
  representative of the interest
  factor:
Preferred stock dividend
  requirements of consolidated
  subsidiaries:                                  9*                38*        -        -        -        -       -       -       -
                                       ------------      -------------    -----    -----     ----   ------    ----   -----    -----
Total Fixed Charges:                           150                593        60       57      229      269     278     305     319
                                       ------------      -------------    -----    -----     ----   ------    ----   -----    -----
Less Preferred stock dividend:                  (9)               (38)        -        -        -        -       -       -       -
Earnings:                                  $   314             $1,634     $ 220    $ 300   $1,204   $1,016   $ 587   $ 817   $ 797
                                       ------------      -------------    -----    -----     ----   ------    ----   -----    -----
  Fixed Charges Ratio:                        2.09               2.76      3.67     5.26     5.26     3.78    2.11    2.68    2.50
                                       ------------      -------------    -----    -----   ------   ------   -----   -----   ------

_______________________________

* Required preferred stock dividend divided by 1 minus the statutory tax rate of 35%.
  See instructions to Item 503(d) of Regulation S-K.


The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this registration statement.

                                       1